YP CORP ANNOUNCES RESIGNATION OF CFO

Wednesday January 25, 2006

YP Corp today announced the planned resignation of W. Chris Broquist as Chief Financial Officer, effective February 28, 2006. The Company has already begun a search for a new CFO and presently has several candidates it is evaluating.

Mr. Broquist, a native Californian, has been commuting from his home in California since August 2004 when he became CFO. Mr. Broquist stated, “I want to return to California to pursue other business opportunities that are closer to my family.” Daniel L. Coury Sr. said “I wish Chris well in his future endeavors.”

Audit Committee Chairman Joseph Cunningham stated “This is part of an overall strategy to change the management team at YP Corp. I will be looking for a CFO with a high level of public company experience, and who is also knowledgeable of the current regulatory environment.”

The day-to-day accounting will continue to be handled by Gail Kyser and Cathie Turk, both long-term employees of the Company. Joe Cunningham said “Until we find a CFO, I will be overseeing these key people to ensure the uninterrupted performance of that department.” Mr. Cunningham had formerly practiced as a CPA in the Boston office of Coopers & Lybrand.

Daniel L Coury Sr., Chairman of the Board stated, “I believe this change is a positive step in putting together a management team of CEO and CFO that this Board requires for working together and having the same goals, values, and motivation. I truly appreciate the willingness and commitment of my new fellow board members in stepping in and assisting in making these positive changes.”

About YP Corp

YP Corp., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ™ (“IAP”) that includes a Mini-WebPage ™ and Preferred Listing through its Yellow Pages website at www.yp.com. The Company’s website contains listings for approximately 17 million businesses in the United States.

YP Corp. also provides an array of other Internet services that complements its Yellow Pages website, including an Internet Dial-Up Package ™ (dial-up internet access) and QuickSite ™ (website design & hosting services).

YP Corp. is a longstanding member, exhibitor, and sponsor of the two major Yellow Pages trade associations - Yellow Pages Association (YPA), the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers (ADP), which mostly represents independent Yellow Pages publishers. YP Corp. is based in Mesa, Ariz., and Las Vegas. For more information, visit the website at www.yp.com.

Forward-Looking Disclaimer

This press release may include statements that constitute “forward-looking statements,” which are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Forward-looking statements involve risks, uncertainties, and other factors that may cause actual results, performance, or achievements of YP Corp and its subsidiary to be materially different from those expressed or implied by such forward-looking statements. YP Corp does not undertake and specifically declines any obligation to update any forward-looking statements.